Exhibit 17


                                 [letterhead of
                           Jewelcor Management, Inc.]


(Via Facsimile and Mail)

                              November 16, 2004

Michael J. Kennedy
Wilson Sonsini Goodrich & Rosati
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105-1126


            Re:  Argonaut Technologies, Inc.

Dear Mr. Kennedy:

      I received your letter dated November 15, 2004 regarding Jewelcor Management, Inc.'s request for a special meeting of shareholders. In your letter, you state that Jewelcor Management, Inc.'s request for a special meeting is denied as being non-compliant with the Company's by-laws and inadvisable.

      Please explain why the Company and its Board of Directors contend that the request is non-compliant and inadvisable.



                                    Sincerely,

                                    Jewelcor Management, Inc.

                                    By: /s/ Seymour Holtzman
                                       -------------------------
                                        Seymour Holtzman
                                        President




      cc: Richard L. Huffsmith, Esq.
      Peter Smith, Esq.